Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports 1st Quarter 2016 Results;

Provides 2nd Quarter and Updated Full Year 2016 Outlook

Boca Raton, Florida, May 2, 2016 (GLOBE NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended March 31, 2016. Highlights of the results include:

•	Steady growth of AFFO per share on a constant currency basis

•	Adjusted EBITDA Margin exceeds 70%

•	Continued stock repurchases

•	Purchased or built 188 new communications sites

“We had a strong first quarter, exceeding the high end of our guidance on many financial metrics,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Customer activity was steady, and consistent with levels of activity we experienced the last two quarters. In the U.S., customer activity was primarily work on existing cell sites, while in our international markets the activity was more balanced between new cell sites and existing cell sites. Once again, we executed very well operationally in the quarter, and we continue to post the highest margins in our industry. We deployed a mix of capital in the quarter, investing in new tower builds, acquisitions, land purchases and stock repurchases and meeting our goal of keeping our balance sheet fully utilized. We intend to stay opportunistic around capital allocation and expect to continue to pursue a mix of investments as we seek to maximize both near-term and long-term growth in AFFO per share.”

Operating Results

Total revenues in the first quarter of 2016 were $399.8 million compared to $410.1 million in the year earlier period, a decrease of 2.5%. Site leasing revenue of $374.5 million increased 1.3% over the year earlier period. Domestic cash site leasing revenue was $311.2 million in the first quarter of 2016 compared to $298.4 million in the year earlier period, an increase of 4.3%. International cash site leasing revenue was $54.5 million in the first quarter of 2016 compared to $57.0 million in the year earlier period, a decrease of 4.5%. Eliminating the impact of changes in foreign currency exchange rates, total site leasing revenue and international cash site leasing revenue would have increased 5.2% and 18.5%, respectively, over the year earlier period. Site development revenues were $25.3 million in the first quarter of 2016 compared to $40.4 million in the year earlier period, a decrease of 37.3%.

Site leasing Segment Operating Profit was $291.7 million, an increase of 0.8% over the year earlier period. Site leasing contributed 98.2% of the Company’s total Segment Operating Profit in the first quarter of 2016. Domestic site leasing Segment Operating Profit was $250.8 million, an increase of 2.7% over the year earlier period. International site leasing Segment Operating Profit was $40.9 million, a decrease of 9.5% when compared to the year earlier period. Eliminating the impact of changes in foreign currency exchange rates, total site leasing Segment Operating Profit and international site leasing Segment Operating Profit would have increased 4.0% and 11.4%, respectively, over the year earlier period. Site development Segment Operating Profit Margin was 21.7% in the first quarter of 2016 compared to 23.5% in the year earlier period.

Tower Cash Flow for the first quarter of 2016 was $291.3 million, a 2.6% increase over the year earlier period. Tower Cash Flow Margin for the first quarter of 2016 was 79.7% compared to 79.9% in the year earlier period. Domestic Tower Cash Flow for the first quarter of 2016 was $254.3 million compared to $244.6 million in the year earlier period, an increase of 4.0%. International Tower Cash Flow for the first quarter of 2016 was $37.0 million compared to $39.4 million in the year earlier period, a decrease of 6.1%. Eliminating the impact of changes in foreign currency exchange rates, total Tower Cash Flow and International Tower Cash Flow would have increased 5.5% and 14.8%, respectively, over the year earlier period.

Net income for the first quarter of 2016 was $53.6 million or $0.43 per share compared to a net loss of $79.0 million or $(0.61) per share in the year earlier period. Net income for the first quarter of 2016 included a $44.8 million gain on the currency related remeasurement of a U.S. dollar denominated intercompany loan with a Brazilian subsidiary.

Adjusted EBITDA in the first quarter of 2016 was $274.7 million compared to $271.0 million in the year earlier period, an increase of 1.3%. Eliminating the impact of changes in foreign currency exchange rates, Adjusted EBITDA would have increased 4.2% over the year earlier period. Adjusted EBITDA Margin was 70.3% in the first quarter of 2016 compared to 68.5% in the year earlier period.

Net Cash Interest Expense was $81.9 million in the first quarter of 2016 compared to $77.4 million in the year earlier period.

AFFO decreased 1.2% to $182.4 million in the first quarter of 2016 compared to $184.6 million in the year earlier period. Eliminating the impact of changes in foreign currency exchange rates, AFFO would have increased 3.4% over the year earlier period. AFFO per share increased 2.8% to $1.45 in the first quarter of 2016 compared to $1.41 in the year earlier period. Eliminating the impact of changes in foreign currency exchange rates, AFFO per share would have increased 7.1% over the year earlier period. Excluding the impact of both iDen-specific churn and changes in foreign currency exchange rates, AFFO per share would have increased 12.1% over the year earlier period.

Investing Activities

During the first quarter of 2016, SBA purchased 117 communication sites for $75.3 million in cash. SBA also built 71 towers during the first quarter of 2016. As of March 31, 2016, SBA owned or operated 25,588 communication sites, 15,840 of which are located in the United States and its territories, and 9,748 of which are located internationally. In addition, the Company spent $14.7 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the first quarter of 2016 were $127.9 million, consisting of $7.8 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $120.1 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

Subsequent to the first quarter of 2016, the Company acquired 31 communication sites for an aggregate consideration of $32.5 million in cash. In addition, the Company has agreed to purchase in the U.S. and internationally 55 communication sites for an aggregate amount of $21.9 million. The Company anticipates that most of these acquisitions will be consummated by the end of the third quarter of 2016.

Financing Activities and Liquidity

SBA ended the first quarter with $8.6 billion of total debt, $129.1 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $8.4 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.7x and 5.8x, respectively. At quarter end, SBA had $20.0 million of borrowings outstanding under its $1.0 billion Revolving Credit Facility.

During the first quarter of 2016, the Company repurchased 0.5 million shares of its Class A common stock for $50.0 million, at an average price per share of $98.65. As of the date of this filing, the Company had a remaining authorization to repurchase $650.0 million of Class A common stock under its current $1.0 billion stock repurchase program.

Outlook

The Company is providing its second quarter 2016 Outlook and updating its full year 2016 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s second quarter 2016 Outlook and full year 2016 Outlook assume approximately $8.5 million and $32.0 million, respectively, of non-cash straight-line leasing revenue. The second quarter 2016 Outlook and updated full year 2016 Outlook assume the acquisitions of only those communication sites under contract at the time of this press release. The Company intends to spend additional capital in 2016 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2016 guidance. The Company’s full year 2016 Outlook includes new tower builds in the U.S. and internationally of 530 to 550 towers. The Outlook does not contemplate any new financings or any additional repurchases of the Company’s stock during 2016 other than those repurchases completed as of the date of this press release.

The Company’s updated Outlook assumes an average foreign currency exchange rate of 3.75 and 3.90 Brazilian Reais to 1.0 U.S. Dollar and 1.30 and 1.32 Canadian Dollars to 1.0 U.S. Dollar for the second quarter of 2016 and for the updated full year 2016 Outlook, respectively. When compared to the Company’s full year 2016 Outlook provided February 25, 2016, the variances in the actual first quarter foreign currency exchange rates versus the Company’s assumptions, and the changes in the Company’s foreign currency rate assumptions for the remainder of the year positively impacted the full year 2016 Outlook by approximately $13 million for Site Leasing Revenue, $8 million for Tower Cash Flow, $7 million for Adjusted EBITDA, and $8 million for AFFO.

	Quarter ending			Full
	June 30, 2016			Year 2016
	($’s in millions)
Site leasing revenue (1)	$373.5	to	$378.5	$1,508.0	to	$1,523.0
Site development revenue	$22.5	to	$27.5	$100.0	to	$120.0
Total revenues	$396.0	to	$406.0	$1,608.0	to	$1,643.0
Tower Cash Flow	$290.0	to	$295.0	$1,174.0	to	$1,189.0
Adjusted EBITDA	$271.5	to	$276.5	$1,107.0	to	$1,122.0
Net cash interest expense (2)	$80.5	to	$82.5	$321.0	to	$331.0
Non-discretionary cash capital expenditures (3)	$8.5	to	$9.5	$30.0	to	$40.0
AFFO	$176.5	to	$185.5	$726.0	to	$765.0
Discretionary cash capital expenditures (4)	$85.0	to	$95.0	$255.0	to	$275.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)	Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Excludes expenditures for revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Monday, May 2, 2016 at 5:00 PM (EDT) to discuss the quarterly results. The call may be accessed as follows:

When:	Monday, May 2, 2016 at 5:00 PM (EDT)
Dial-in Number:	(800) 230-1093
Conference Name:	SBA first quarter results
Replay Available:	Monday, May 2, 2016 at 8:00 PM (EDT) through May 16, 2016 at 11:59 PM (EDT)
Replay Number:	(800) 475-6701
Access Code:	389995
Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the Company’s goal with respect to balance sheet utilization, (ii) the Company’s approach with respect to capital allocation and its pursuit of a mix of investments to maximize near-term and long-term growth in AFFO per share, (iii) the Company’s stock repurchase program and the impact of stock repurchases, (iv) the impact of portfolio growth and stock repurchases on AFFO per share, (v) the Company’s financial and operational guidance for the second quarter of 2016 and full year 2016, and the ability to improve upon its full year 2016 Outlook, (vi) timing of closing for currently pending acquisitions, (vii) spending additional capital in 2016 on acquiring revenue producing assets not yet identified or under contract, (viii) Canada and Brazil’s foreign exchange rates and their impact on the Company’s financial and operational guidance, and (ix) the impact associated with iDen and non-iDen churn. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 26, 2016.

The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will allow the portfolio growth to be accretive; (3) the Company’s ability to accurately identify any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business while seeking to attain its investment goals; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the Company’s ability to realize economies of scale from its tower portfolio; (11) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, and internationally; (12) the continued dependence on towers and outsourced site development services by the wireless carriers; (13) the Company’s ability to protect its rights to land under its towers; and (14) the Company’s ability to obtain future financing at commercially reasonable rates or at all. With respect to the Company’s plan for new builds, these factors also include zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 530 to 550 towers in 2016. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration. With respect to repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months ended March 31,
	2016	2015
Revenues:
Site leasing	$374,450	$369,727
Site development	25,319	40,367

Total revenues	399,769	410,094

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	82,762	80,217
Cost of site development	19,833	30,893
Selling, general, and administrative (1)	30,406	29,884
Acquisition related adjustments and expenses	3,182	1,339
Asset impairment and decommission costs	6,183	6,822
Depreciation, accretion, and amortization	159,801	171,853

Total operating expenses	302,167	321,008

Operating income	97,602	89,086

Other income (expense):
Interest income	1,866	293
Interest expense	(83,804)	(77,654)
Non-cash interest expense	(455)	(280)
Amortization of deferred financing fees	(5,265)	(4,544)
Other income (expense), net	45,900	(82,968)

Total other expense	(41,758)	(165,153)

Income (loss) before provision for income taxes	55,844	(76,067)
Provision for income taxes	(2,205)	(2,963)

Net income (loss)	$53,639	$(79,030)

Net income (loss) per common share
Basic	$0.43	$(0.61)

Diluted	$0.43	$(0.61)

Weighted average number of common shares
Basic	125,398	129,235

Diluted	126,124	129,235

(1)	Includes non-cash compensation of $7,686 and $6,884 for the three months ended March 31, 2016 and 2015, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	March 31,	December 31,
	2016	2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$103,266	$118,039
Restricted cash	25,138	25,353
Short-term investments	708	706
Accounts receivable, net of allowance of $2,235 and $1,681 at March 31, 2016 and December 31, 2015, respectively	87,580	83,326
Costs and estimated earnings in excess of billings on uncompleted contracts	12,683	16,934
Prepaid and other current assets	53,177	49,602

Total current assets	282,552	293,960
Property and equipment, net	2,802,662	2,782,353
Intangible assets, net	3,764,036	3,735,413
Other assets (1)	522,394	501,254

Total assets	$7,371,644	$7,312,980

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$20,716	$27,105
Accrued expenses	56,657	63,755
Current maturities of long-term debt	20,000	20,000
Deferred revenue	87,283	97,083
Accrued interest	38,813	53,365
Other current liabilities	9,600	12,063

Total current liabilities	233,069	273,371
Long-term liabilities:
Long-term debt, net (1)	8,452,270	8,432,070
Other long-term liabilities	316,865	313,683

Total long-term liabilities	8,769,135	8,745,753
Shareholders’ deficit:
Preferred stock - par value $.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $.01, 400,000 shares authorized, 125,512 and 125,743 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	1,255	1,257
Additional paid-in capital	1,973,974	1,962,713
Accumulated deficit	(3,164,437)	(3,168,069)
Accumulated other comprehensive loss	(441,352)	(502,045)

Total shareholders’ deficit	(1,630,560)	(1,706,144)

Total liabilities and shareholders’ deficit	$7,371,644	$7,312,980

(1)	During the first quarter of 2016, the Company adopted an accounting standard update on the presentation of debt issuance costs. The new guidance requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability on the condensed consolidated balance sheets. The December 31, 2015 condensed consolidated balance sheet was retrospectively adjusted to reflect this change.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

	For the three months ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$53,639	$(79,030)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, accretion, and amortization	159,801	171,853
Non-cash interest expense	455	280
Deferred income tax (benefit) expense	(264)	557
Non-cash asset impairment and decommission costs	4,196	5,027
Non-cash compensation expense	7,785	6,988
Amortization of deferred financing fees	5,265	4,544
(Gain) loss on remeasurement of U.S. dollar denominated intercompany loan	(44,765)	83,995
Other non-cash items reflected in the Statements of Operations	(309)	(1,531)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	90	4,445
Prepaid and other assets	(12,036)	(6,286)
Accounts payable and accrued expenses	(8,277)	3,834
Accrued interest	(14,552)	(15,212)
Other liabilities	(6,151)	(1,056)

Net cash provided by operating activities	144,877	178,408

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(91,845)	(53,279)
Capital expenditures	(36,060)	(68,100)
Other investing activities	(4,447)	(175)

Net cash used in investing activities	(132,352)	(121,554)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under Revolving Credit Facility	20,000	110,000
Repayment of Term Loans	(5,000)	(7,500)
Payments for settlement of common stock warrants	—	(135,236)
Repurchase and retirement of common stock, inclusive of fees	(50,012)	—
Other financing activities	1,689	1,207

Net cash used in financing activities	(33,323)	(31,529)

Effect of exchange rate changes on cash and cash equivalents	6,025	(2,397)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(14,773)	22,928
CASH AND CASH EQUIVALENTS:
Beginning of period	118,039	39,443

End of period	$103,266	$62,371

Selected Capital Expenditure Detail

	For the three months ended March 31,
	2016	2015
	(in thousands)
New tower build construction	$18,944	$31,037
Tower upgrades/augmentations	9,292	22,232
Refurbishment of headquarters building	—	7,455
Non-discretionary capital expenditures:
Maintenance/improvement capital expenditures	6,662	6,421
General corporate expenditures	1,162	955

Total non-discretionary capital expenditures	7,824	7,376

Total capital expenditures	$36,060	$68,100

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at December 31, 2015	15,778	9,687	25,465
Sites acquired during the first quarter	117	—	117
Sites built during the first quarter	10	61	71
Sites reclassified/decommissioned during the first quarter	(65)	—	(65)

Sites owned at March 31, 2016	15,840	9,748	25,588

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months ended March 31,		For the three months ended March 31,		For the three months ended March 31,
	2016	2015	2016	2015	2016	2015
	(in thousands)
Segment revenue	$315,230	$305,950	$59,220	$63,777	$374,450	$369,727
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(64,475)	(61,686)	(18,287)	(18,531)	(82,762)	(80,217)

Segment operating profit	$250,755	$244,264	$40,933	$45,246	$291,688	$289,510

Segment operating profit margin	79.5%	79.8%	69.1%	70.9%	77.9%	78.3%

	Site Development
	For the three months ended March 31,
	2016	2015
	(in thousands)
Segment revenue	$25,319	$40,367
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(19,833)	(30,893)

Segment operating profit	$5,486	$9,474

Segment operating profit margin	21.7%	23.5%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue; (ii) Tower Cash Flow and Tower Cash Flow Margin; (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; and (vi) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”) and the impact of iDen-related churn.

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Cash Site Leasing Revenue and Tower Cash Flow are indicators of the performance of our site leasing operations;

(2) Adjusted EBITDA, FFO, AFFO, and AFFO per share are useful indicators of the financial performance of our core businesses;

(3) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity;

(4) Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations; and

(5) Excluding the impact of iDen-related churn provides management and investors a better understanding of our core growth rate.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 5.625% Notes, 5.75% Notes, and 4.875% Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

We believe that FFO, AFFO, and AFFO per share, which are also being used by American Tower Corporation and Crown Castle International (our two public company peers in the communication site industry), provide investors useful indicators of the financial performance of our core business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO and AFFO per share are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT. In addition, our FFO, AFFO, and AFFO per share may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts or by the other communication site companies as the calculation of these non-GAAP measures requires us to estimate the impact had we converted to a REIT, including estimates of the tax provision adjustment to reflect our estimate of our cash taxes had we been a REIT.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates and the Impact of 2015 iDen-related Churn

We eliminate the impact of changes in foreign currency exchange rates for each of the following financial metrics by dividing the current period’s financial results by the average monthly exchange rates of the prior year period. The table below provides the reconciliation of the reported growth rate year-over-year of each of the following measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure: (1) total site leasing revenue and international cash site leasing revenue, (2) total site leasing segment operating profit and international site leasing segment operating profit, (3) total Tower Cash Flow and international Tower Cash Flow, (4) Adjusted EBITDA, and (5) AFFO and AFFO per share. The table also provides the reconciliation of the reported year-over-year growth rates of these measures to the growth rates after eliminating the impact of iDen-related lease terminations that occurred during 2015.

	First quarter 2016 year over year growth rate	Foreign currency impact	Growth excluding foreign currency impact	iDen churn impact	Growth excluding foreign currency and iDen churn impact
Total site leasing revenue	1.3%	(3.9%)	5.2%	(2.4%)	7.6%
Total cash site leasing revenue	2.8%	(3.7%)	6.5%	(2.4%)	8.9%
Int’l cash site leasing revenue	(4.5%)	(23.0%)	18.5%	—	18.5%
Total site leasing segment operating profit	0.8%	(3.2%)	4.0%	(3.0%)	7.0%
Int’l site leasing segment operating profit	(9.5%)	(20.9%)	11.4%	—	11.4%
Total site leasing tower cash flow	2.6%	(2.9%)	5.5%	(3.1%)	8.6%
Int’l site leasing tower cash flow	(6.1%)	(20.9%)	14.8%	—	14.8%
Adjusted EBITDA	1.3%	(2.9%)	4.2%	(3.2%)	7.4%
AFFO	(1.2%)	(4.6%)	3.4%	(4.7%)	8.1%
AFFO per share	2.8%	(4.3%)	7.1%	(5.0%)	12.1%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The tables below set forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months ended March 31,		For the three months ended March 31,		For the three months ended March 31,
	2016	2015	2016	2015	2016	2015
	(in thousands)
Site leasing revenue	$315,230	$305,950	$59,220	$63,777	$374,450	$369,727
Non-cash straight-line leasing revenue	(4,079)	(7,503)	(4,768)	(6,738)	(8,847)	(14,241)

Cash site leasing revenue	311,151	298,447	54,452	57,039	365,603	355,486
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(64,475)	(61,686)	(18,287)	(18,531)	(82,762)	(80,217)
Non-cash straight-line ground lease expense	7,624	7,795	870	921	8,494	8,716

Tower Cash Flow	$254,300	$244,556	$37,035	$39,429	$291,335	$283,985

Tower Cash Flow Margin	81.7%	81.9%	68.0%	69.1%	79.7%	79.9%

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended March 31,
	2016	2015
	(in thousands)
Net income (loss)	$53,639	$(79,030)
Non-cash straight-line leasing revenue	(8,847)	(14,241)
Non-cash straight-line ground lease expense	8,494	8,716
Non-cash compensation	7,785	6,988
Other (income) expense	(45,900)	82,968
Acquisition related adjustments and expenses	3,182	1,339
Asset impairment and decommission costs	6,183	6,822
Interest income	(1,866)	(293)
Total interest expense (1)	89,524	82,478
Depreciation, accretion, and amortization	159,801	171,853
Provision for taxes (2)	2,660	3,420

Adjusted EBITDA	$274,655	$271,020

Annualized Adjusted EBITDA (3)	$1,098,620	$1,084,080

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	For the three months ended March 31, 2016 and 2015, these amounts included $455 and $457, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended March 31,
	2016	2015
	(in thousands)
Total revenues	$399,769	$410,094
Non-cash straight-line leasing revenue	(8,847)	(14,241)

Total revenues minus non-cash straight-line leasing revenue	$390,922	$395,853

Adjusted EBITDA	$274,655	$271,020

Adjusted EBITDA Margin	70.3%	68.5%

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement. AFFO for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended March 31,
	2016	2015
	(in thousands)
Net income (loss)	$53,639	$(79,030)
Adjusted tax provision (1)	117	1,706
Real estate related depreciation, amortization, and accretion	158,335	170,251

FFO	$212,091	$92,927

Adjustments to FFO:
Non-cash straight-line leasing revenue	(8,847)	(14,241)
Non-cash straight-line ground lease expense	8,494	8,716
Non-cash compensation	7,785	6,988
Non-real estate related depreciation, amortization, and accretion	1,466	1,602
Amortization of deferred financing costs and debt discounts	5,720	4,824
Other (income) expense	(45,900)	82,968
Acquisition related adjustments and expenses	3,182	1,339
Asset impairment and decommission costs	6,183	6,822
Non-discretionary cash capital expenditures	(7,824)	(7,376)

AFFO	$182,350	$184,569

Weighted average number of common shares (2)	126,124	130,525

AFFO per share	$1.45	$1.41

(1)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.
(2)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

March 31,
2016
(in thousands)
2010-2C Tower Securities	$550,000
2012-1C Tower Securities	610,000
2013-1C Tower Securities	425,000
2013-2C Tower Securities	575,000
2013-1D Tower Securities	330,000
2014-1C Tower Securities	920,000
2014-2C Tower Securities	620,000
2015-1C Tower Securities	500,000
Revolving Credit Facility	20,000
2014 Term Loan B (carrying value of $1,461,581)	1,473,750
2015 Term Loan B (carrying value of $487,180)	496,250

Total secured debt	6,520,000
5.625% 2019 Senior Notes	500,000
5.75% 2020 Senior Notes	800,000
4.875% 2022 Senior Notes (carrying value of $735,497)	750,000

Total unsecured debt	2,050,000

Total debt	$8,570,000

Leverage Ratio
Total debt	$8,570,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(129,112)

Net debt	$8,440,888

Divided by: Annualized Adjusted EBITDA	$1,098,620

Leverage Ratio	7.7x

Secured Leverage Ratio
Total secured debt	$6,520,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(129,112)

Net Secured Debt	$6,390,888

Divided by: Annualized Adjusted EBITDA	$1,098,620

Secured Leverage Ratio	5.8x